Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127580 on Form S-8, Registration Statement No. 333-163895 on Form S-3ASR of our report dated February 27, 2012, relating to the consolidated financial statements and financial statement schedule of Post Apartment Homes, L.P., and the effectiveness of Post Apartment Homes, L.P.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Post Properties, Inc. and Post Apartment Homes, L.P. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2012